UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

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275 Madison Avenue
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2018

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on Monday, June 4, 2018 at 1:00 p.m., local time, at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103 to consider and take action on the following:

1.          To elect the six directors nominated and recommended by the Board of Directors of the Company (the "Board of Directors"), each to serve until the 2019 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.          To hold an advisory vote to approve named executive officer compensation; and

3.          To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 9, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about April 20, 2018, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on April 9, 2018. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

If you wish to attend the Annual Meeting in person, you must register not later than 3:00 p.m., local time, on June 1, 2018 by contacting Investor Relations by email at investorrelations@nymtrust.com or by phone at (646) 216-2360. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the Annual Meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the Annual Meeting.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chairman and Chief Executive Officer
New York, New York
April 20, 2018

275 Madison Avenue
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2018 Stockholder Meeting to Be Held on June 4, 2018.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2017, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103 on Monday, June 4, 2018 at 1:00 p.m., local time, and at any adjournment and postponement thereof. We mailed, through intermediaries, on or about April 20, 2018, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 9, 2018. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2017 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive offices is 275 Madison Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect the six directors nominated and recommended by our Board of Directors, each to serve until the 2019 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Proposal No. 3”); and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A large number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or other nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or other nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners are required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission (“SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following actions:

•	by notifying our Investor Relations in writing that you would like to revoke your proxy;

•	by completing, at or before the Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•
by attending the Annual Meeting and voting in person. (Note, however, that your attendance at the Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at the Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 9, 2018 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on April 9, 2018 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on April 9, 2018, the Company had 112,111,386 shares of common stock outstanding.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. The six nominees who receive the most votes will be elected. There is no cumulative voting in the election of directors. Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on the advisory vote to approve named executive officer compensation, and thus will have no effect on the result of the vote on this proposal.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will not count as votes cast on this proposal and thus will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The six persons named below have been nominated to serve on our Board of Directors until the 2019 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is currently comprised of six directors, five of whom are independent in accordance with our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”). Each nominee is currently a director of the Company and has consented to stand for election at the Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board of Directors consider, among other things, a candidate’s experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to the Company, and then review those qualities in the context of the current composition of our Board of Directors and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent,” as such term is defined by the Nasdaq. The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks director nominees with strong reputations, experience, competence or expertise in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries, or the proper and effective functioning of our Board of Directors. Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, accounting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
Steven R. Mumma†	Chairman and Chief Executive Officer	2007	59
David R. Bock*	Managing Partner of Federal City Capital Advisors	2012	74
Michael B. Clement*	Professor of Accounting at University of Texas at Austin	2016	61
Alan L. Hainey*	Owner and Manager of Carolina Dominion, LLC	2004	71
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	58
Lisa A. Pendergast*	Executive Director of Commercial Real Estate Finance Council	2018	56

*
Our Board of Directors has affirmatively determined that these director nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors” and “Information on Our Board of Directors and Its Committees—Board Leadership Structure.” Mr. Hainey is our Lead Director.

†	Chairman of our Board of Directors.

Steven R. Mumma is our Chairman and Chief Executive Officer. Mr. Mumma has served as Chairman of our Board of Directors effective since March 30, 2015. Mr. Mumma has served as Chief Executive Officer since February 3, 2009. Mr. Mumma was appointed President, a role he held until May 2016, and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board of Directors concluded that Mr. Mumma should serve as a director of the Company because of his significant operational, financial and accounting experience in, and knowledge of, the Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 20 years. As Chairman and Chief Executive Officer of the Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

David R. Bock has served as a member of our Board of Directors since January 2012. Mr. Bock is a Managing Partner of Federal City Capital Advisors, a Washington, DC-based business and financial advisory services company, and has held this position since 2004. Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations. Mr. Bock was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform. Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010. Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar. He received a B.A. in philosophy from the University of Washington. Mr. Bock currently serves on the Boards of the Pioneer Funds complex, where he serves as chairman of the audit committee, as well as various private and charitable organizations. Mr. Bock previously served on our Board of Directors from 2004 to 2009.

Our Board of Directors concluded that Mr. Bock should serve as a director of the Company because of his extensive expertise in economics, finance and accounting and his prior experiences in our industry, as well as his prior experiences as a Chief Financial Officer, Chief Executive Officer and director of other companies.

Michael B. Clement has served as a member of our Board of Directors since June 2016. Mr. Clement has been a professor in the Department of Accounting at the University of Texas at Austin since 2011 and has held associate professor and assistant professor positions in the Department of Accounting at the University of Texas at Austin since 1997. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988 to 1991 and a Manager of the Audit Division from 1982 to 1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University.

Our Board of Directors concluded that Mr. Clement should serve as a director of the Company because of his significant expertise in accounting and his prior experience working in the finance industry.

Alan L. Hainey has served as a member of our Board of Directors since the completion of our initial public offering (“IPO”) in June 2004 and became our Lead Director in March 2015. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of GE Capital's corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board of Directors concluded that Mr. Hainey should serve as a director of the Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive council.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President – Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board of Directors concluded that Mr. Norcutt should serve as a director of the Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

Lisa A. Pendergast joined our Board of Directors in March 2018. Ms. Pendergast is currently Executive Director of Commercial Real Estate Finance Council, a trade organization with over 305 member companies and over 9,000 individual members that covers the commercial and multi-family real estate finance markets, a position she has held since September 2016. Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy and Risk division of Jefferies LLC from 2009 to June 2016. From 2001 to 2009, Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy division of RBS Greenwich Capital. Prior to her employment at RBS Greenwich Capital, Ms. Pendergast was Managing Director in the Financial Strategies Group at Prudential Securities from 1987 to 2000. Ms. Pendergast holds a B.A. in English Literature and Political Science from Marymount College of Fordham University.

Our Board of Directors concluded that Ms. Pendergast should serve as a director of the Company because of her extensive relevant experience in the commercial and residential real estate markets, as well as her significant expertise in commercial credit and structured finance. Ms. Pendergast's name as a potential candidate for director was initially referred to the Nominating & Corporate Governance Committee by our Chief Executive Officer.

 Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2013 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board of Directors. After consideration of these results and our Board of Director’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on the frequency of the advisory votes to approve named executive officer compensation at least every six years.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2017 was designed to compensate our named executive officers in a manner that attracts and retains top performing employees, motivates our management team by tying compensation to our financial performance, and rewards exceptional individual performance that supports our overall objectives, while also consistent with our needs as a company to maintain an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of the Company and properly aligns the interests of our named executive officers with those of our stockholders. We utilized the 2013 Incentive Compensation Plan as effective for fiscal year 2017 (the “2017 Annual Incentive Plan”), a performance-based incentive compensation plan that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers, for determining incentive compensation payable to our named executive officers for performance in 2017.

See the information set forth under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2018 Annual Meeting of Stockholders.”

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: RATIFICATION, CONFIRMATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Grant Thornton has served as our independent registered public accounting firm since December 2009.

The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton or engage a different independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•	Grant Thornton's historical and recent performance on our audit;

•	Grant Thornton's capability and expertise in handling the breadth and complexity of our business;

•	Appropriateness of Grant Thornton's fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Grant Thornton's independence and tenure as our auditor.

Based on this evaluation, the Audit Committee believes that Grant Thornton is independent and that it is in the best interests of our Company and our stockholders to retain Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify, confirm and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification, confirmation and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance Highlights

Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below:

•	Five of our six directors are independent.

•	Independent Audit, Compensation and Nominating & Corporate Governance Committees.

•	Independent Lead Director.

•	Independent directors met in executive sessions of our Board of Directors on five occasions.

•	Annual election of all directors.

•	33% of our Board of Directors are diverse based on gender, race or ethnicity.

•	Average director tenure equals 7.8 years.

•	Three of our four Audit Committee Members qualify as “audit committee financial experts.”

•	No shareholder rights plan or “poison pill.”

•	No “related person transactions” in 2017.

•	Our non-employee directors and Chief Executive Officer are subject to robust stock ownership guidelines.

•	Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.

•	Our Chief Executive Officer's equity awards will not accelerate or vest solely due to a change in control.

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board of Directors in evaluating the independence of each of our directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•
A director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of the Company;

•
A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of the Company (but not an executive officer of the Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•
A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor, or was a partner or employee of the Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

•
A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•
A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: David R. Bock, Michael B. Clement, Alan L. Hainey, Steven G. Norcutt, and Lisa A. Pendergast. We presently have six directors, including these five independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Clement (Chairman), Bock, Hainey and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Bock, Clement and Norcutt is an “audit committee financial expert” as that term is defined in the SEC rules. For more information regarding the relevant experience of our audit committee financial experts, see each such individual's biography set forth under “Proposal No. 1: Election of Directors—Nominees for Election as Directors.” Mr. Bock also serves on the board and audit committee of the more than 40 funds that comprise the Pioneer Funds complex. Our Board of Directors considers the Pioneer Funds complex to be one fund for purposes of the Audit Committee’s charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

•assisting our Board of Directors in fulfilling its oversight responsibility relating to:

▪	the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

▪	our compliance with legal and regulatory requirements; and

▪	the evaluation of risk assessment and risk management policies;

•
overseeing the audit and other services of our independent registered public accounting firm, including the selection of the lead audit engagement partner, and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who reports directly to the Audit Committee;

•
monitoring non-audit services provided by the independent registered public accounting firm and the related fees for such services for purposes of determining the independence of the independent registered public accounting firm;

•
fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

•
reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

•	reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meetings.

 The Audit Committee met 15 times during the year ended December 31, 2017 and met four times in executive session with our independent registered public accounting firm. For more information, please see “Audit Committee Report” herein.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Bock, Clement and Hainey. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors” and the independence standards of the Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs. The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and other key members of management are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met nine times during the year ended December 31, 2017.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Bock, Clement and Norcutt. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board;

•	oversees the evaluation of our Board of Directors and management; and

•	oversees compliance with our stock ownership guidelines for non-employee directors and our Chief Executive Officer.

 The Nominating & Corporate Governance Committee met four times during the year ended December 31, 2017.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors will occasionally meet in executive session that excludes members of the management team. During 2017, the independent directors of our Board of Directors met in executive session five times. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meetings of our independent directors, set the agenda and determine the information to be provided. However, in practice, these meetings tend to be less formal procedurally and, generally, allow for each participant to raise such matters and discuss such business as that independent director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors.”

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. Instead, the Board of Directors believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

Our Board of Directors is currently led by its Chairman, Steven R. Mumma, who also serves as our Chief Executive Officer. Mr. Mumma was appointed as the Chairman of our Board of Directors, effective March 30, 2015. In connection with Mr. Mumma’s appointment as Chairman, our Board of Directors has adopted a policy that provides that in the event our Chairman is also an executive officer of the Company, our independent directors will select a Lead Director from among themselves. Mr. Alan Hainey, an independent director of the Company since 2004, serves as our Lead Director, a role he was initially appointed to on March 30, 2015. Our Lead Director's role exists, according to our Board of Director’s policy, (i) to provide leadership to our Board of Directors when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board of Directors operates independently of management; and (iii) to provide our directors with an independent leadership contact.

Our Lead Director's responsibilities, as set forth in our Board of Directors’ policy, include:

•
chairing an executive session during each Board of Directors meeting without management (including without our Chairman and Chief Executive Officer) present in order to give independent directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to our Chairman and Chief Executive Officer concerning the issues considered;

•	reviewing and discussing with our Chairman and Chief Executive Officer the matters to be included in the agenda for meetings of our Board of Directors;

•	acting as liaison between our Board of Directors and the Chief Executive Officer;

•
establishing, in consultation with our Chairman and Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board of Directors’ work, to ensure, on behalf of stockholders, that our Board of Directors is (i) appropriately approving our corporate strategy and (ii) supervising management's progress against achieving that strategy; and

•	ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

Our Board of Directors has vested the offices of Chairman and Chief Executive Officer in Mr. Mumma because it believes that combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and our Board of Directors, while providing the appropriate balance between independent oversight of management and efficiency of the operation of our Board of Directors. Furthermore, our Board of Directors believes that having our Board of Directors’ deliberation of strategic alternatives framed by the person who (i) is the most knowledgeable about the Company and its industry, (ii) has been most instrumental in transforming the Company from a vertically integrated residential mortgage origination and portfolio investment manager into a diversified investment portfolio manager, and (iii) is responsible for executing our strategy is the optimal means for our Board of Directors to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for the Company and does not affect our Board of Directors’ approach to risk oversight.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2017. Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chairman and Chief Executive Officer or other officers of the Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board of Director’s decision-making.

Our Board of Directors has designated the Audit Committee to take the lead in overseeing risk management, and the Board of Directors and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes. Our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it. The Board of Director’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board of Directors and the Audit Committee providing oversight of those efforts.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for senior financial officers, including the principal financial officer. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our principal executive officer and principal financial officer by posting such information on our website at www.nymtrust.com, “Corporate Governance”.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for senior financial officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2019 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “—Stockholder Proposals for Our 2019 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board of Directors and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board of Directors’ needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills and expertise to oversee our business. Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

We provide a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. We do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2019 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2019 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2019 Annual Meeting of Stockholders, tentatively scheduled to be held in June 2019, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 21, 2018 for inclusion in our proxy statement and the form of proxy relating to our 2019 Annual Meeting of Stockholders. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 21, 2018 for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 21, 2018 will not be included in our proxy materials for the 2019 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2019 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than 5 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than 5 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, not earlier than December 21, 2018, and not later than January 20, 2019. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

▪	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

▪	the class, series and number of shares of stock of the Company beneficially owned by that stockholder and/or stockholder associated person; and

▪
to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice.

•	As to each person whom the stockholder proposes to nominate for election as a director:

▪	the name, age, business address and residence address of the person;

▪	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

▪	the date such shares were acquired and the investment intent of such acquisition;

▪
all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

▪	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 16 meetings, including four regularly scheduled quarterly meetings, during 2017. All directors who were members of our Board of Directors for the year ended December 31, 2017 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2017, with the exception of Mr. Bock, who was only able to attend 73% of such meetings due to an unexpected medical issue during the first quarter of 2017. Mr. Bock attended 32 of the 44 meetings during 2017 and 25 of the 27 meetings of our Board of Directors and of the committees on which he served following the first quarter of 2017. In addition, Mr. Bock attended 100% of the meetings of our Board of Directors and of the committees on which he served during 2016 and 2015.

We have a policy that directors attend the Annual Meeting of Stockholders. Each member of our Board of Directors who was a director of the Company at the time of our 2017 Annual Meeting of Stockholders attended the 2017 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during 2017.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2017, our non-employee directors received a combination of cash retainer of $120,000 and stock having a value of approximately $90,000. Our Chairman and Chief Executive Officer only receives compensation for his services as our Chief Executive Officer and receives no additional compensation for his service on our Board of Directors. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees thereof.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)	Total
David R. Bock	$120,000	$90,000	$210,000
Michael B. Clement	$120,000	$90,000	$210,000
Alan L. Hainey	$120,000	$90,000	$210,000
Steven G. Norcutt	$120,000	$90,000	$210,000

(1)
Represents the May 2017 stock awards of 14,730 shares of common stock. All of the shares issued to our non-management directors were non-forfeitable as of the date of grant and were issued under the 2017 Stock Plan (as defined in “Executive Compensation—Certain Defined Terms”). The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB ASC Topic 718.

Non-Employee Director Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our directors helps to align the interests of our directors with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Director Stock Ownership Guidelines approved by our Board of Directors, non-employee directors are required to hold our common stock with a value equivalent to three times their annual cash retainer, or $360,000, and have from the later of five years from the adoption of the Director Stock Ownership Guidelines or the fifth anniversary of the date of the director’s commencement of service on our Board of Directors to comply. At any time that a director is not in compliance with these guidelines, such director will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares, or an award, of common stock. As of the date of this proxy statement, all non-employee directors have either exceeded their ownership requirement or remain within the five-year compliance period. For more information on the share ownership of our non-employee directors, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2017.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2017, with the exception of one delinquent Form 4 filing for Mr. Mumma relating to two transactions that was filed on February 24, 2017. To our knowledge, all transactions have been reported.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Steven R. Mumma	59	Chairman and Chief Executive Officer
Nathan R. Reese	39	Managing Director and Secretary
Kristine R. Nario	38	Chief Financial Officer

For information on Mr. Mumma, please see his biographical description provided above under the caption “Proposal No. 1: Election of Directors—Nominees for Election as Directors.”

Nathan R. Reese is our Managing Director and Secretary. Mr. Reese was named Vice President of the Company in March 2007 and Secretary effective January 1, 2008. Mr. Reese's title was changed to Managing Director and Secretary in September 2016. On March 25, 2009, our Board of Directors designated Mr. Reese an executive officer of the Company. In his capacity as Managing Director, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring. Prior to his current position, Mr. Reese was employed by the Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005. Before joining the Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group based in Malvern, Pennsylvania. He holds a B.A. in Finance from La Salle University.

Kristine R. Nario is our Chief Financial Officer. Ms. Nario was named Chief Financial Officer of the Company effective May 14, 2014. Ms. Nario previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank AG, Ms. Nario was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of April 9, 2018, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of April 9, 2018, we had 112,111,386 shares of common stock outstanding. Except as noted below, each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person and the address for each individual listed below is: c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	17,137,165	15.3%
Steven R. Mumma	656,526	*
Nathan R. Reese	79,757	*
Kristine R. Nario	48,608	*
Alan L. Hainey	131,371	*
Steven G. Norcutt	73,735	*
David R. Bock	61,667	*
Michael B. Clement	25,685	*
Lisa A. Pendergast	—	*
Kevin M. Donlon(2)	47,735	*
All directors and executive officers as a group (8 persons)	1,077,349	1.0%

*	Represents less than one percent of our issued and outstanding shares.
(1)
Information based on a Schedule 13G/A filed with the SEC on April 6, 2018 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The reporting person has sole voting power over 16,848,694 shares of common stock and sole dispositive power over 17,137,165 shares of common stock.

(2)
Mr. Donlon resigned from the Company on September 18, 2017 and, as result, is not included in the total number of shares of our common stock beneficially owned by our directors, director nominees and executive officers as a group. Mr. Donlon's address is 240 Wrenwood Lane, Charlotte, North Carolina 28211.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation program that was in place for 2017 for our Chief Executive Officer (Steven R. Mumma), our former President (Kevin M. Donlon), our Chief Financial Officer (Kristine R. Nario) and our Managing Director and Secretary (Nathan R. Reese) (collectively, our “Named Executive Officers” or “NEOs”). We had no other named executive officers in 2017.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2017. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

Certain Defined Terms

The following defines certain of the commonly used terms in this “Executive Compensation” section:

•
“2010 Stock Plan” refers to the equity incentive plan approved by our stockholders at the 2010 Annual Meeting of Stockholders of the Company pursuant to which we granted equity awards to our NEOs prior to the approval of the 2017 Stock Plan;

•	“2017 Stock Plan” refers to the equity incentive plan approved by our stockholders at the 2017 Annual Meeting of Stockholders of the Company pursuant to which we may grant equity compensation awards;

•
“2018 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2018 of performance stock units that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2018 and ends on December 31, 2020;

•
“Incentive Compensation Plan” or “ICP” refers to the framework, initially adopted by our Board of Directors in 2013 and as amended in 2015, that serves as a basis for determining annual performance-based incentive compensation payable to our NEOs;

•	“2017 Annual Incentive Plan” refers to the ICP for determining incentive compensation payable to our NEOs for performance in 2017; and

•	“2018 Annual Incentive Plan” refers to the ICP for determining incentive compensation payable to our NEOs for performance in 2018.

Executive Summary

We are a real estate investment trust, or REIT, for federal income tax purposes, in the business of acquiring, investing in, financing and managing mortgage-related and residential housing-related assets. Our investment portfolio includes (i) structured multi-family property investments such as multi-family CMBS and preferred equity in, and mezzanine loans to, owners of multi-family properties, (ii) distressed residential assets such as residential mortgage loans sourced from distressed markets and non-Agency RMBS, (iii) second mortgages, (iv) Agency RMBS and (v) certain other mortgage-related and residential housing-related assets. Our hybrid investment strategy and the industry in which we operate (mortgage REIT) require that we maintain a highly qualified executive management team with strong operational skills.

NEO Compensation Program Objectives

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with stockholders’ expectations of return on investment;

•	motivating and rewarding our management team to grow long-term earnings and book value in a manner that is consistent with prudent risk-taking and based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2017 NEO Compensation Program

As discussed in more detail herein, our 2017 NEO compensation program is comprised of the following primary compensation elements:

•	base salary, which is fixed annually and compensates individuals for daily performance;

•	incentive compensation that is payable in cash and is based on achievement of certain corporate and individual performance objectives under the 2017 Annual Incentive Plan; and

•
incentive compensation that is payable in shares of restricted stock that vest ratably over the course of three years from the date of grant and is also based on achievement of certain corporate and individual performance objectives under the 2017 Annual Incentive Plan.

Management’s Assessment of 2017 Performance

The following is a summary of our key results and achievements in 2017:

•	net income attributable to common stockholders of $76.3 million, or $0.68 per share, for the year ended December 31, 2017, an increase of 40% over the prior year;

•	produced return on common stockholders' equity of 11.3%;

•	produced AROE (as defined below) of 10.8%;

•	produced total stockholders' return (common stock price change plus dividends) of 5.6%;

•	produced total economic return (change in book value per common share plus common share dividends) of 10.9%;

•	declared annual dividends in 2017 of $0.80 per common share;

•	completed the issuance and sale of $138.0 million aggregate principal amount of convertible notes; and

•	completed the issuance and sale of 5.4 million shares of our 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.

Highlights of Our NEO Compensation Program in 2017

In making its compensation decisions for the 2017 fiscal year, subject in each case to the terms of the 2017 Annual Incentive Plan, the Compensation Committee recognized our 2017 results and achievements noted above, the performance of the Company and the NEOs, the performance of the Company as compared to other hybrid mortgage REITs and the contributions and accomplishments of our NEOs to our continuing growth. The following is a summary of the highlights of our 2017 NEO compensation program:

•	total compensation for our NEOs in 2017 was $4.2 million, or $0.04 per weighted average share of common stock outstanding in 2017, a decrease of 33% from the prior year;

•	base salary represented 46% of total compensation for our NEOs in 2017 and just 33% of the total compensation paid to our Chief Executive Officer; and

•
approximately 47% of the total compensation paid to our NEOs in 2017 was paid pursuant to a performance-based incentive plan, while 56% of the total compensation paid to our Chief Executive Officer in 2017 was paid pursuant to a performance-based incentive plan.

Compensation Developments During 2017

Kevin M. Donlon joined our Company as President on May 16, 2016 in connection with our acquisition of RiverBanc LLC (“RiverBanc”) and on June 16, 2016, Mr. Donlon was appointed as a member of our Board of Directors. Effective September 18, 2017, Mr. Donlon resigned from his positions as President and as a member of our Board of Directors. In connection with Mr. Donlon's resignation, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Donlon that provided for the termination of Mr. Donlon's employment agreement with the Company. Pursuant to the Separation Agreement, 78,842 of the unvested restricted shares issued to Mr. Donlon pursuant to the 2010 Stock Plan vested immediately, we agreed to waive the sale, transfer and lock-up restrictions imposed upon Mr. Donlon and his affiliates pursuant to a lock-up letter dated June 10, 2016, and the parties agreed that Mr. Donlon's non-compete will expire on September 18, 2018.

For 2017, Mr. Donlon received the pro-rated amount of his base salary for the period January 1, 2017 to September 18, 2017, but received no incentive compensation. No severance was paid to Mr. Donlon pursuant to the Separation Agreement.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our NEOs. As part of its process for reviewing the performance of our NEOs for 2017, the Compensation Committee considered the recommendations of our Chairman and Chief Executive Officer with respect to the compensation of Mr. Reese and Ms. Nario. Moreover, at the 2017 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 90% of shares voted. The level of support on the advisory vote was considered by the Compensation Committee and supported its decision to not make any changes to the structure of our compensation program during 2017.

Historically, the Compensation Committee has reviewed compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and the NEOs’ actual performance, at which time it typically makes determinations with respect to cash incentive and equity incentive compensation. In situations where we hire or promote a new NEO during the fiscal year, the Compensation Committee may make base salary and incentive compensation determinations in close proximity to the NEO's hiring or promotion date.

As part of its annual review of the compensation paid to our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (defined below), our financial performance and financial condition, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of this review, the Compensation Committee considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other internally managed mortgage REITs or specialty-finance companies, such as MFA Financial, Inc., CYS Investments, Inc., Capstead Mortgage Corporation, Dynex Capital, Inc. and Arlington Asset Investment Corp. We sometimes refer to this group as our “peer group” for purposes of determining compensation. Relative to our peer group, we are smaller in terms of total assets (after deconsolidation) and mid-sized in terms of stockholders’ equity. In terms of compensation paid to our NEOs, we have typically provided total compensation at or near the low end of the range of total compensation provided by our peer group, with total compensation in 2016 for (i) the Chief Executive Officers of our peer group ranging from approximately $1.8 million to approximately $5.3 million, and (ii) the other named executive officers of our peer group ranging from approximately $0.8 million to approximately $4.4 million. We do not, however, have a policy of targeting compensation for our NEOs to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we have attempted to structure the ICP to compensate our NEOs in a manner that is both competitive enough to retain their services and rewards their performance, hard work and dedication, but is also consistent with our needs to maintain an appropriate expense structure. The Compensation Committee expects that as we continue to grow the Company in future years, our total NEO compensation will become more competitive with the total compensation paid by our peer group.

The Compensation Committee worked with management to design and implement a performance-based, ICP that combines the elements of current cash and equity incentive compensation in one plan for the purpose of (i) attracting and retaining top performing employees, (ii) motivating employees by tying compensation directly to our financial performance, and (iii) rewarding exceptional individual performance that supports our overall objectives. On an annual basis, typically during the first quarter of the fiscal year, the Compensation Committee will review and adopt an incentive plan for the then-current fiscal year, such as the 2017 Annual Incentive Plan, based on the principles set forth in the ICP. The ICP ties the payment of both cash incentive and equity compensation with time-based vesting conditions to the achievement of quantitative and qualitative performance goals set forth in the ICP. The Compensation Committee believes that by issuing both cash and equity incentive awards based on an individual’s achievement of the performance criteria, the ICP allows us to better monitor the effects of our compensation program.

As discussed above, we do not target the compensation of our NEOs to any specific level within the range of total compensation paid by our peer group. However, the Compensation Committee recognizes that because, particularly with respect to our Chief Executive Officer, a significant amount of their total compensation is driven by a formulaic and objective process pursuant to the ICP, there are occasions when the incentive compensation predicated by the ICP produces a less than optimal result. In these cases, the Compensation Committee will consider using an equity grant or discretionary cash bonus where it believes the ICP fails to produce total compensation payable to a NEO that is consistent with the objectives of our executive compensation program.

Finally, the Compensation Committee also reviews and makes recommendations to our Board of Directors annually with respect to the compensation of our non-management directors. In setting director compensation, our Board of Directors generally considers the compensation practices and levels for directors paid by our peer group and by other mortgage REITs, as well as the expected time commitment from the non-management directors in such year.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to our Board of Directors, on an annual basis, director and officer compensation plans, policies and programs of the Company, including determining salaries, annual cash incentive awards, long-term equity awards, restricted stock awards, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees.

Role of Our Independent Compensation Consultant

In June 2017, the Compensation Committee engaged an independent compensation consultant, FPL Associates L.P. (“FPL”), to serve as its independent compensation consultant on executive and director compensation matters. FPL was engaged to perform a review of, and make recommendations with respect to, the design of our 2018 compensation programs for both our executives and our independent directors. The engagement included assisting the Compensation Committee in reviewing (i) our overall executive compensation program to ensure that it is (A) market competitive and supports our stated compensation philosophy and (B) aligned with our business strategy and objectives and (ii) our independent director compensation program to provide detailed benchmark analysis of independent director compensation paid at appropriate benchmark companies and information on the compensation components paid by the benchmark companies to independent directors. Pursuant to its engagement, FPL provided advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation for our 2018 compensation programs, and attended meetings of the Compensation Committee and participated in executive sessions without members of management present. FPL reported directly to the Compensation Committee. The Compensation Committee has reviewed, and to the extent it continues to engage FPL in the future will review, on at least an annual basis, FPL’s performance and provides FPL with direct feedback. None of FPL’s recommendations for our 2018 executive compensation determinations impacted the design of, or amounts paid under, our 2017 executive officer or director compensation programs.

The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the Compensation Committee has assessed the independence of FPL pursuant to the Compensation Committee’s Charter and SEC rules and concluded that FPL was independent and that its work for the Compensation Committee did not raise any conflicts of interest.

Executive Compensation Program Components

The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

In February 2017, the Compensation Committee elected to increase base salaries from 2016 levels for each of Messrs. Mumma and Donlon and Ms. Nario for fiscal year 2017, with Mr. Mumma’s set at $800,000, Mr. Donlon's at $650,000, and Ms. Nario’s at $325,000. The determination to increase base salaries in 2017 for these NEOs was driven primarily by our desire to establish a base salary and drive total compensation towards levels that are more competitive with the base salaries and total compensation paid by our peer group for these roles. Mr. Reese's annual base salary was unchanged at $350,000.

Incentive Compensation

Incentive compensation, in the form of annual cash incentive compensation and equity incentive awards subject to time-based vesting conditions (payable in the form of restricted stock), is available to each of the NEOs under the ICP. Incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are within the control of the NEOs.

In part, to better align our NEOs' interests with those of our stockholders and to cause them to increase their ownership of common stock, the Compensation Committee has structured the ICP to require the NEOs to receive, subject to the amount of incentive compensation earned, a portion of their incentive compensation as equity incentive awards subject to time-based vesting conditions. The Compensation Committee believes that equity incentive awards subject to time-based vesting conditions are important to motivate and reward the NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with us on a longer-term basis, while the cash incentive compensation payable under the ICP provides NEOs with current income for achieving performance criteria during 2017. Equity incentive awards under the ICP are provided by grants of restricted stock issued under the 2017 Stock Plan which vest ratably on the first, second and third anniversaries of the grant date.

2017 Annual Incentive Plan

Pursuant to the 2017 Annual Incentive Plan, we provided our NEOs with the opportunity to earn annual incentive compensation for achieving corporate financial and non-financial goals. The 2017 Annual Incentive Plan, which provided for no minimum award or guaranteed payment, was comprised of two parts: a quantitative component and a qualitative component. Pursuant to the 2017 Annual Incentive Plan, Mr. Mumma’s incentive compensation was weighted such that 80% was based on performance under the quantitative component and 20% under the qualitative component, while Mr. Reese’s incentive compensation was weighted such that 65% was based on performance under the quantitative component and 35% under the qualitative component. The Compensation Committee set Ms. Nario’s incentive compensation under the 2017 Annual Incentive Plan to be weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. Because Mr. Mumma is our most senior executive and has ultimate responsibility over our investment portfolio and other business decisions, our success or failure is highly dependent on him. As a result, the Compensation Committee concluded that Mr. Mumma’s incentive compensation should be weighted more heavily on our achievement of the performance criteria under the quantitative component as compared to the weighting of components for Mr. Reese and Ms. Nario. In addition, because Ms. Nario does not have management responsibility for investment strategy, asset selection or portfolio management, unlike Mr. Reese, the Compensation Committee concluded that Ms. Nario’s performance under the quantitative component should be weighted at 25%.

Quantitative Component. The amount of the incentive compensation payable under the quantitative component was based on the average of three performance measures, adjusted return on equity (“AROE”), total economic return (“TER”) and total common stockholder return (“TSR” and together with AROE and TER, the “Quantitative Company Performance Measure”). The ultimate amount of the payout under the quantitative component of the 2017 Annual Incentive Plan was contingent on the Company exceeding specified return hurdles under the Quantitative Company Performance Measure for the 2017 fiscal year.

For purposes of the 2017 Annual Incentive Plan:

•
AROE was defined as (A) GAAP net income, as reported in the Company’s annual financial statements for the 2017 fiscal year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts, divided by (B) the Company’s annual average GAAP common stockholders’ equity for the 2017 fiscal year, as adjusted to exclude the impact of unrealized gains and losses reported in other comprehensive income on GAAP common stockholders’ equity and cumulative unrealized gains and losses from acquisition date related to the consolidated multi-family loans held in securitization trusts (“Adjusted Stockholders’ Equity”). The Company’s annual average Adjusted Stockholders’ Equity was calculated by averaging our Adjusted Stockholders’ Equity for each of the four quarters in the year, with the respective quarterly amounts calculated by averaging (1) Adjusted Stockholders’ Equity for the previous quarter end and (2) Adjusted Stockholders’ Equity for the current quarter end. In its discretion, the Compensation Committee may elect to adjust the average Adjusted Stockholders’ Equity for capital raises that occurred during the measurement period to properly reflect the weighted average amount outstanding during the period. The Compensation Committee did not make any adjustments to the average Adjusted Stockholders’ Equity for capital raises by the Company during fiscal year 2017.

•
TER was defined as (A) the sum of (i) the Company’s book value per common share at December 31, 2017 and (ii) the aggregate dividends per common share declared by the Company during 2017, divided by (B) the Company’s book value per common share at December 31, 2016.

•
TSR was defined as (A) the sum of (i) the closing per share sales price of the Company’s common stock on December 29, 2017 and (ii) the aggregate dividends per common share declared by the Company during 2017, divided by (B) the closing per share sales price of the Company’s common stock on December 30, 2016.

     The following table sets forth the Quantitative Company Performance Measure hurdles and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the 2017 Annual Incentive Plan:

Named Executive Officer(1)	Quantitative Company Performance Hurdle(2)	Payout as a % of Base Salary Upon Achievement of Hurdle (2)
Steven R. Mumma	Less than 8%	—
	8%	100%
	11%	200%
	14%	300%
	Greater than 14%	300%	(3)
Nathan R. Reese	Less than 8%	—
	8%	50%
	11%	100%
	14%	150%
	Greater than 14%	150%	(3)
Kristine R. Nario	Less than 8%	—
	8%	50%
	11%	75%
	14%	125%
	Greater than 14%	125%	(3)

(1)	Hurdles and corresponding potential incentive compensation payouts for Mr. Donlon and the basis for these determinations were consistent with those set forth in this table for Mr. Mumma.

(2)
For fiscal year 2017, the payout percentages were pro-rated based on achievement of the Quantitative Company Performance Measure between specified hurdles. For example, attainment of a Quantitative Company Performance Measure of 9.5% for the 2017 fiscal year would entitle Mr. Mumma to a percentage payout under the quantitative component equal to 150%. Actual incentive compensation earned under the quantitative component was calculated by multiplying, (i) in the case of each of Mr. Mumma, 80% by the product of the applicable payout percentage and the base salary paid to such person in 2017, (ii) in the case of Mr. Reese, 65% by the product of the applicable payout percentage and Mr. Reese’s base salary, and (iii) in the case of Ms. Nario, 25% by the product of the applicable payout percentage and Ms. Nario’s base salary.

(3)	At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Company Performance Measure in excess of 14%.

For 2017, the Compensation Committee concluded that the Quantitative Company Performance Measure achieved was 9.1% under the 2017 Annual Incentive Plan. Set forth in the table below is the payout calculation for each of our NEOs based on achievement of the Quantitative Company Performance Measure at 9.1%.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Quantitative Incentive Payout Amount
Steven R. Mumma	$800,000	137%	80%	$877,312
Nathan R. Reese	$350,000	69%	65%	$155,929
Kristine R. Nario	$325,000	59%	25%	$48,157

Notwithstanding the tables above, the Compensation Committee was authorized under the 2017 Annual Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group. The Compensation Committee did not make any adjustments to the percentage payout under the quantitative component for fiscal year 2017.

Qualitative Component. Under the qualitative component, a NEO was eligible to receive incentive compensation equal to, in the case of Mr. Mumma, between zero and three times Mr. Mumma's base salary multiplied by 20%, in the case of Mr. Reese, between zero and one and one-half times Mr. Reese’s base salary multiplied by 35%, and in the case of Ms. Nario, between zero and one and one-fourth times Ms. Nario’s base salary multiplied by 75%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Mr. Mumma, (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) our performance relative to budget and (D) risk management and capital preservation and (ii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and our Board of Directors, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

The following table sets forth the hurdles and corresponding incentive compensation payouts for each of the NEOs under the qualitative component of the 2017 Annual Incentive Plan:

Named Executive Officer(1)	Qualitative Company Performance Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma	Minimum	100%
	Target	200%
	Maximum	300%
Nathan R. Reese	Minimum	50%
	Target	100%
	Maximum	150%
Kristine R. Nario	Minimum	50%
	Target	75%
	Maximum	125%

(1)	Hurdles and corresponding potential incentive compensation payouts for Mr. Donlon were consistent with those set forth in this table for Mr. Mumma.

The Compensation Committee had the discretion to determine the qualitative component at levels between the performance levels identified in the table above. Set forth in the table below is the payout calculation for each of our NEOs based on the Compensation Committee's determination of the qualitative component of the 2017 incentive compensation.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Qualitative Incentive Payout Amount
Steven R. Mumma (1)	$800,000	300%	20%	$480,000
Nathan R. Reese (2)	$350,000	150%	35%	$183,750
Kristine R. Nario (3)	$325,000	100%	75%	$243,750

(1)
In the case of Mr. Mumma, the Compensation Committee considered his navigation of a challenging environment in 2017 for new investment, which helped produce a 10.9% total economic return for the Company, which the Compensation Committee considered to be a solid performance relative to other hybrid mortgage REITs (including internally- and externally-managed hybrid mortgage REITs), the successful integration of the RiverBanc platform into our business, the successful completion of two public capital raises that generated gross proceeds of approximately $273 million, and that he continued to provide the Company with a strong culture of risk management and a disciplined approach to capital preservation. As a result, the Compensation Committee determined that Mr. Mumma achieved the maximum performance under the qualitative component (i.e., 300%).

(2)
In the case of Mr. Reese, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Mr. Reese was actively involved in the successful implementation of the investment and financing strategies of the Company, played a key role in the growth of the second lien business and was instrumental in successfully executing our 2017 business plan. As a result, the Compensation Committee determined that Mr. Reese achieved the maximum performance under this component (i.e., 150%).

(3)
In the case of Ms. Nario, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Ms. Nario was successful in directing the activities performed by our finance and accounting staff in support of our business activities, specifically including the consolidation of two multi-family properties for accounting purposes. As a result, the Compensation Committee determined that Ms. Nario achieved above target performance under this component (i.e., 100%).

Total Incentive Compensation Earned and Paid Under the 2017Annual Incentive Plan. In accordance with the 2017 Annual Incentive Plan, our NEOs earned the following amounts of total incentive compensation in 2017:

Named Executive Officer	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Total Incentive Compensation Earned in 2017	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma	$877,312	$480,000	$1,357,312	69%	31%
Nathan R. Reese	$155,929	$183,750	$339,679	75%	25%
Kristine R. Nario	$48,157	$243,750	$291,907	75%	25%

Equity Incentive Compensation Under the 2017 Annual Incentive Plan. As noted above, NEOs were eligible to earn incentive compensation under the 2017 Annual Incentive Plan that is payable in cash, or depending on the size of the total award earned under the 2017 Annual Incentive Plan, a combination of cash and shares of restricted stock, subject, in each case, to the discretion of the Compensation Committee and the terms of the 2017 Stock Plan (or successor plan). Shares of restricted stock issued as part of the compensation earned under the 2017 Annual Incentive Plan were issued from the 2017 Stock Plan and vest ratably on an annual basis over a three-year period. The following table sets forth the percentage of aggregate compensation earned under the 2017 Annual Incentive Plan at various payout levels for fiscal year 2017 that are required to be paid in restricted common stock:

Named Executive Officer	Minimum	Target	Maximum
Steven R. Mumma	25%	38%	50%
Nathan R. Reese	25%	25%	25%
Kristine R. Nario	25%	25%	25%

For 2017, the Compensation Committee awarded, in accordance with the terms of the 2017 Annual Incentive Plan, a total of 75,042 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $417,984, which is based on the closing sale price of our common stock on February 13, 2018, the date the stock award was approved by our Compensation Committee), 15,246 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $84,920) and 13,102 shares of restricted stock to Ms. Nario (having a grant date fair value of approximately $72,977). The formulaic approach of having equity incentive awards subject to time-based vesting conditions tied directly to incentive compensation earned under the 2017 Annual Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s interests with those of our stockholders, (ii) our desire to tie total incentive compensation (including equity incentive awards) to a single incentive performance plan weighted, in the case of two of our NEOs, more heavily upon quantitative performance measures, (iii) our desire to increase the amount of non-cash, equity incentive compensation earned by our Chief Executive Officer as a percentage of his total compensation, (iv) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term, and (v) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

Restricted stock awards are most frequently utilized by the Compensation Committee as a form of equity incentive award due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for the NEOs are as follows:

•	receipt of dividends on all unvested restricted stock awards; and

•	with respect to Mr. Mumma only, a life insurance policy and a supplemental long-term disability insurance policy purchased by Mr. Mumma in his name and reimbursed by us.

Effective beginning in April 2018, we will no longer reimburse Mr. Mumma for premiums associated with a life insurance policy purchased by Mr. Mumma in his name.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our Chief Executive Officer with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to Mr. Mumma in the event his employment is terminated under certain circumstances. As such,we are a party to an employment agreement with Mr. Mumma. For more information regarding the terms of Mr. Mumma’s employment agreement, see “—Other Compensation Arrangements—Employment Agreement.” The terms of Mr. Mumma’s employment agreement is considered annually by the Compensation Committee. Prior to Mr. Donlon's resignation in September 2017, we were also party to an employment agreement with Mr. Donlon that provided severance protections similar to those provided to our Chief Executive Officer. See “—Compensation Developments During 2017.” We have not entered into employment agreements with our other NEOs.

NEO Compensation Determinations for 2018

Following a review of our compensation programs and upon FPL’s recommendation, the Compensation Committee and our Board of Directors have determined to modify our 2018 executive compensation program so that it is comprised of three separate elements, including base salary, annual incentive compensation and long-term equity awards (2018 Long-Term EIP). In developing our executive compensation program for 2018, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity and (iv) the retention of key employees of our Company. The following provides an overview of each of the elements that comprise our 2018 NEO compensation program.

Base Salary

The Compensation Committee and our Board of Directors have approved the following 2018 salaries for our NEOs:

Named Executive Officer	Base Salary
Steven R. Mumma	$800,000
Nathan R. Reese	$400,000
Kristine R. Nario	$400,000

2018 Annual Incentive Plan

In February 2018, our Board of Directors, upon the recommendation of the Compensation Committee, approved certain changes to the 2017 Annual Incentive Plan for fiscal year 2018. Consistent with the 2017 Annual Incentive Plan, the 2018 Annual Incentive Plan is divided into two components, a quantitative component and a qualitative component. However, for the purposes of the 2018 Annual Incentive Plan, the quantitative component will be based on a single performance measure, TER (as defined under the 2017 Annual Incentive Plan). The Compensation Committee reached this determination after assessing, with the assistance of FPL, (i) the effectiveness of the ICP and its three quantitative performance measures in rewarding management for absolute performance on an annual basis and (ii) management’s ability to effectively influence the outcomes under such criteria on an annual basis. In selecting TER as the sole performance measure under the quantitative component for 2018, the Compensation Committee concluded that TER is the most optimal method for measuring management’s absolute performance on an annual basis and that management is better able to influence TER on an annual basis as compared to TSR, which the Compensation Committee believes is better suited to awards based on a multi-year performance period. Pursuant to the 2018 Annual Incentive Plan, incentive compensation for each NEO will be weighted between the two components as follows:

Named Executive Officer	Quantitative Component	Qualitative Component
Steven R. Mumma	80%	20%
Nathan R. Reese	60%	40%
Kristine R. Nario	50%	50%

Similar to the 2017 Annual Incentive Plan, the size of the quantitative component will be contingent on the Company achieving certain performance levels. The following table sets forth the performance measure hurdles and corresponding incentive compensation payouts of each of the NEOs under the quantitative component of the 2018 Annual Incentive Plan:

Named Executive Officer	Quantitative Component Measure Hurdle(1)	Payout as a Percentage of Base Salary Upon Achievement of Hurdle
Steven R. Mumma	Less than 6%	—
	6%	100%
	11%	200%
	16%	300%
Nathan R. Reese	Less than 6%	—
	6%	50%
	11%	100%
	16%	150%
Kristine R. Nario	Less than 6%	—
	6%	50%
	11%	100%
	16%	150%

(1)	At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the quantitative component in excess of 16%.

If performance is between the threshold (6%) and target (11%) or between the target (11%) and maximum (16%), the performance level achieved will be determined by applying linear interpolation to the performance interval.

Under the 2018 Annual Incentive Plan, the qualitative component, which is separate and distinct from the quantitative component, for each NEO can range from (i) in the case of our Chief Executive Officer, zero to three times our Chief Executive Officer’s base salary multiplied by the qualitative component percentage and (ii) in the case of all other NEOs, zero to one and one-half times such NEO’s base salary, multiplied by the qualitative component percentage.

Incentive compensation earned under the 2018 Annual Incentive Plan will continue to be settled in a combination of cash and shares of restricted stock. Shares of restricted stock granted as payment of all or a portion of incentive compensation earned will vest ratably on an annual basis over a three-year period or such other period as may be determined by the Compensation Committee. The following table sets forth the percentage of the incentive compensation earned under the 2018 Annual Incentive Plan that will be payable in restricted stock for each NEO:

Annual Incentive Award Payout Calculation	Percentage of Incentive Award Payable as Restricted Stock(1)
Incentive Award Amounts up to 1X of Base Salary	25%
Incentive Award Amounts Exceeding 1X of Base Salary	75%

(1)
The portion paid in restricted stock will increase in a manner determined by the Compensation Committee as the amount of the payment with respect to each incentive award increases. For example, if a NEO were to achieve an incentive award equal to one and one-fourth times the NEO’s base salary, it is anticipated that 35% of such incentive award would be payable in restricted stock.

The NEOs may elect, subject to the approval of the Compensation Committee, to have a greater percentage of the incentive compensation earned to be paid in restricted stock. The balance of any incentive compensation not paid in restricted stock will be paid to the NEO in cash.

Except as set forth above, the terms of the 2018 Annual Incentive Plan are substantially consistent with the terms of the 2017 Annual Incentive Plan. The awards issued under the 2018 Annual Incentive Plan will be issued pursuant to the 2017 Stock Plan.

2018 Long-Term EIP

Subsequent to December 31, 2017, the Compensation Committee and our Board of Directors approved the grant of performance stock units (“PSU”) to the NEOs and certain other employees as part of our 2018 Long-Term EIP. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan. In establishing the 2018 Long-Term EIP, the Compensation Committee concluded that the inclusion of a long-term equity award program in our overall compensation structure was necessary to help us create and maintain a market competitive executive compensation program that will promote recruitment and retention of key employees and will reward employees for outperformance relative to our peers over the longer-term.
The PSU awards are subject to performance-based vesting under the 2017 Stock Plan pursuant to a form of PSU award agreement approved by the Compensation Committee and our Board of Directors (the “PSU Agreement”) in February 2018. The target number of PSUs subject to the awards granted to our NEOs is as follows:

Named Executive Officer	Target Number of PSUs
Steven R. Mumma	259,320
Nathan R. Reese	64,830
Kristine R. Nario	64,830
The named executive officer’s right to receive settlement of the PSUs in amounts ranging from 0% to 150% of the target number of PSUs shall vest and become earned and non-forfeitable based on the attainment of relative total shareholder return hurdles, which include both share price appreciation and reinvestment of common dividends paid during the performance period that commenced on January 1, 2018 and runs through December 31, 2020 as measured against a performance peer group of 23 mortgage REITs. The Compensation Committee determined that total shareholder return is the most appropriate method to measure management’s longer-term performance relative to our peers and helps to further align our management team's interests with those of our stockholders. Pursuant to the PSU Agreement, an awardee will be entitled to 50%, 100% and 150% of the target PSUs upon achievement of relative total shareholder return at the 30th, 50th and 80th, respectively, percentile ranking among the peer group. Total shareholder return for the Company and each member of the peer group will be determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the performance period and the arithmetic average per share volume weighted average price (the “VWAP”) of such entity’s common stock for the last thirty (30) consecutive trading days of the performance period minus the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period by (ii) the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period. Each PSU represents an unfunded promise to receive one share of our common stock once the performance condition has been satisfied.
Upon any termination of an awardee’s employment or service relationship with us or our affiliates for any reason prior to the end of the performance period, any unearned PSUs will terminate automatically without any further action by us except as otherwise provided in any employment agreement between the awardee and us.
Upon the occurrence of a “Change in Control” (as defined in the 2017 Stock Plan) prior to the end of the performance period, the performance period will end and the number of PSUs earned, if any, will be determined based solely on the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control.

Executive Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our Chief Executive Officer helps to align the interests of our Chief Executive Officer with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Executive Stock Ownership Guidelines approved by our Board of Directors, our Chief Executive Officer is required to own shares of our common stock having a value equal to at least five times his base salary, or $4.0 million, and has from the later of five years from the adoption of the Executive Stock Ownership Guidelines or the fifth anniversary of the Chief Executive Officer’s promotion to such position to comply. At any time that our Chief Executive Officer is not in compliance with these guidelines, he will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares of common stock or other equity awards. As of the date of this proxy statement, Mr. Mumma’s stock ownership complies with our Executive Stock Ownership Guidelines.

Our other NEOs are not currently required to achieve or maintain any particular level of stock ownership in us, although we encourage stock ownership through the structure of our executive compensation programs. For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

Tax Deductibility of Executive Compensation

During 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallowed public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million was deductible if it was "performance-based compensation" within the meaning of Section 162(m) or qualified for one of the other exemptions from the deduction limit. In making compensation recommendations, the Compensation Committee considers the potential effects of Section 162(m) on the compensation of our NEOs.

The exemption from Section 162(m)'s deduction limit for “performance-based compensation” was eliminated under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which typically occurs during the first quarter of each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Steven G. Norcutt (Chairman)
David R. Bock
Michael B. Clement
Alan L. Hainey

April 20, 2018

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 21 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2017, 2016 and 2015 for each of Messrs. Mumma and Reese and Ms. Nario and for the fiscal years ended December 31, 2017 and 2016 for Mr. Donlon. Mr. Donlon resigned from his position with us on September 18, 2017.

Name and Principal Position	Year	Salary		Cash Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Awards(1)(2)	All Other Compensation(3)	Total
Steven R. Mumma	2017	$800,000		$—	$939,328	$417,984	$246,659	$2,403,971
Chief Executive Officer	2016	$700,000		$—	$1,015,000	$1,514,000	$239,577	$3,468,577
	2015	$700,000		$—	$315,000	$105,000	$256,719	$1,376,719
Nathan R. Reese	2017	$350,000		$—	$254,759	$84,920	$22,143	$711,822
Managing Director and	2016	$350,000		$—	$347,812	$115,938	$26,922	$840,672
Secretary	2015	$325,000		$—	$127,969	$42,656	$35,517	$531,142
Kristine R. Nario	2017	$325,000		$—	$218,930	$72,977	$16,335	$633,242
Chief Financial Officer	2016	$300,000		$—	$239,062	$79,688	$21,806	$640,556
	2015	$275,000		$—	$116,016	$38,672	$28,340	$458,028
Kevin M. Donlon	2017	$460,417	(4)	$—	$—	$—	$31,537	$491,954
President	2016	$343,750	(5)	$—	$515,625	$515,625	$—	$1,375,000

(1)
Amounts represent annual cash incentive compensation earned under the ICP for each applicable fiscal year. For a description of the formula used to calculate the amounts payable under the ICP for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan.” The terms of the ICP for 2016 and 2015 are identical to the terms of the 2017 Annual Incentive Plan. In accordance with the 2017 Annual Incentive Plan, for fiscal year 2017, Mr. Mumma received total incentive compensation of $1,357,312, $939,328 of which was paid in cash and $417,984 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). Mr. Reese received total incentive compensation of $339,679, $254,759 of which was paid in cash and $84,920 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2017 and Ms. Nario received total incentive compensation of $291,907, $218,930 of which was paid in cash and $72,977 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2017.

(2)
The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. On February 13, 2018, Mr. Mumma, Mr. Reese and Ms. Nario received 75,042, 15,246, and 13,102 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the 2017 Annual Incentive Plan for their individual performance and our performance in 2017. Similarly, on February 8, 2017, Mr. Mumma, Mr. Donlon, Mr. Reese and Ms. Nario received 138,237, 78,842, 17,727 and 12,185 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the 2016 Annual Incentive Plan for their individual performance and our performance in 2016. Mr. Mumma also received 6,258 shares of restricted stock in May 2017 as part of the remaining balance of restricted shares due to him under the 2016 Annual Incentive Plan for his performance and our performance in 2016. On May 16, 2016, Mr. Mumma received 100,000 shares pursuant to a restricted stock award granted to him in May 2016, which amount is included as 2016 compensation. Finally, on February 25, 2016, Mr. Mumma, Mr. Reese and Ms. Nario received 25,240, 10,254 and 9,296 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the 2015 Annual Incentive Plan for their individual performance and our performance in 2015. For a description of the formula used to calculate the amounts payable under the ICP for each applicable fiscal year, in cash and restricted stock, see “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan.” Because, in the case of the restricted stock issued pursuant to the ICP, the size of the awards were determined by the Compensation Committee as part of the NEOs' compensation for each person’s individual performance and our performance in the respective years set forth in the table above, we have included these restricted stock awards in our NEOs' compensation for such year even though they were issued in February of the subsequent year. Pursuant to the terms of the restricted stock award agreements, one-third of the shares awarded as part of the grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to the NEOs through February 2017 were issued under the 2010 Stock Plan. All shares issued to the NEOs subsequent to February 2017 were issued under the 2017 Stock Plan.

(3)
Dividends paid on unvested restricted common stock, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. All other compensation includes:

•
2017 for Mr. Mumma: Includes $235,735 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies, and $8,509 in premiums paid for supplemental disability insurance policies.

•
2016 for Mr. Mumma: Includes $220,703 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies, $8,509 in premiums paid for supplemental disability insurance policies and $7,950 in 401k employer contribution.

•
2015 for Mr. Mumma: Includes $226,720 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies, $8,509 in premiums paid for supplemental disability insurance policies and $19,075 in 401k employer contribution.

•	2017 for Mr. Reese: Includes $22,143 in dividends on outstanding and unvested restricted stock.

•	2016 for Mr. Reese: Includes $18,972 in dividends on outstanding and unvested restricted stock and $7,950 in 401k employer contribution.

•	2015 for Mr. Reese: Includes $16,442 in dividends on outstanding and unvested restricted stock and $19,075 in 401k employer contribution.

•	2017 for Ms. Nario: Includes $16,335 in dividends on outstanding and unvested restricted stock.

•	2016 for Ms. Nario: Includes $13,856 in dividends on outstanding and unvested restricted stock and $7,950 in 401k employer contribution.

•	2015 for Ms. Nario: Includes $9,265 in dividends on outstanding and unvested restricted stock and $19,075 in 401k employer contribution.

•	2017 for Mr. Donlon: Includes $31,537 in dividends on outstanding and unvested restricted stock.

(4)
Represents the pro-rated amount of Mr. Donlon's annual base salary that was paid to him for the period January 1, 2017 to September 18, 2017. Mr. Donlon only received compensation for his service as our President and received no additional compensation for his service as a director.

(5)	Represents the pro-rated amount of Mr. Donlon's annual base salary that was paid to him for the period May 16, 2016 to December 31, 2016.

Discussion of Summary Compensation Table

Cash Bonus.   In connection with the adoption of the ICP, cash incentive amounts paid under the ICP for each of 2017, 2016 and 2015, the terms of which are identical to one another, are deemed to be grants of non-equity incentive compensation. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan.”

Stock Awards. As discussed in footnote 1 to the “Summary Compensation Table” above and except as set forth in the immediately following sentence, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of the amount earned under the ICP for each of 2017, 2016 and 2015 during those respective years and each person’s individual performance and our performance during those years. In May 2016, we granted a separate restricted stock award to Mr. Mumma, which was comprised of 100,000 shares of restricted stock and which is included as 2016 compensation in the table above, since the award was granted, in part, based on certain achievements in 2016. Each restricted stock award granted to the NEOs vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the NEOs during the fiscal year ended December 31, 2017. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	RSA	2/8/2017	—	—	—		—	—	—	144,495	$944,997
	RSA	2/8/2017(4)	—	—	$2,400,000	(5)	—	—	—	—	$—
Kevin M. Donlon	RSA	2/8/2017	—	—	—		—	—	—	78,842	$515,625
	RSA	2/8/2017	—	—	$1,950,000	(5)	—	—	—	—	$—
Nathan R. Reese	RSA	2/8/2017	—	—	—		—	—	—	17,727	$115,938
	RSA	2/8/2017(4)	—	—	$525,000	(6)	—	—	—	—	$—
Kristine R. Nario	RSA	2/8/2017	—	—	—		—	—	—	12,185	$79,688
	RSA	2/8/2017(4)	—	—	$406,250	(7)	—	—	—	—	$—

(1)	RSA refers to restricted stock awards.

(2)
The February 8, 2017 awards represent restricted share awards issued as part of the NEOs’ 2016 compensation package under the ICP for 2016, which vest as follows: one third vested on February 8, 2018, one third will vest on February 8, 2019 and the final one-third will vest on February 8, 2020. The grant date fair value of these awards are included in 2016 compensation in the “Summary Compensation Table” and are computed in accordance with FASB ASC Topic 718. With respect to Mr. Mumma, the number of shares includes 6,258 shares that were granted on February 8, 2017 and were issued in May 2017 under the 2017 Stock Plan.

(3)	Amounts represent the value of restricted share awards based on the closing sale price for shares of our common stock on the date of grant.

(4)
Represents the non-equity incentive plan awards granted under the 2017 Annual Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan” above. The 2017 Annual Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The 2017 Annual Incentive Plan provides for no minimum award or guaranteed payment, nor does the 2017 Annual Incentive Plan provide one specific “target” rate, but rather, rewards participants if (i) the average of three company performance measures, AROE, TER and TSR, exceeds various hurdles between 8% and 14% and (ii) the participants qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the 2017 Annual Incentive Plan and similarly, has the discretion to award more or less than the participant’s minimum, target and maximum incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the 2017 Annual Incentive Plan may be paid in cash, or depending on the size of the award earned, a combination of cash and shares of restricted stock.

We have included 100% of the maximum award payable under the 2017 Annual Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. In the event the maximum award had been earned in 2017, Mr. Mumma would have received $1,200,000 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, Mr. Donlon would have received $975,000 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, Mr. Reese would have received $131,250 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, and Ms. Nario would have received $101,563 of her non-equity incentive compensation plan award in the form of shares of restricted common stock. The restricted stock vests ratably over three years from the date of grant.

(5)
Each of Mr. Mumma’s and Mr. Donlon's incentive compensation under the 2017 Annual Incentive Plan was weighted 80% based on performance under the quantitative component and 20% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to these individuals under the 2017 Annual Incentive Plan.

(6)
Mr. Reese’s incentive compensation under the 2017 Annual Incentive Plan was weighted 65% based on performance under the quantitative component and 35% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Reese under the 2017 Annual Incentive Plan.

(7)
Ms. Nario’s incentive compensation under the 2017 Annual Incentive Plan was weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—2017 Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Ms. Nario under the 2017 Annual Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our NEOs that are unvested and outstanding as of December 31, 2017. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

Named Executive Officer	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Steven R. Mumma (3)	279,972	$1,727,427	94,043	$580,245
Nathan R. Reese (4)	28,745	$177,357	—	—
Kristine R. Nario (5)	20,917	$129,058	—	—

(1)	Value is determined by multiplying the number of unvested restricted shares by $6.17, the closing sale price for our common stock on December 29, 2017.

(2)
Represents unearned shares of common stock underlying the performance share award (“PSA”) granted to Mr. Mumma on May 28, 2015, as of December 31, 2017. The PSA is a performance-based equity award under which the number of underlying shares of common stock that vest and that the award recipient becomes entitled to receive at the time of vesting will generally range from 0% to 200% based on TSR over the three-year performance period. The PSA was granted in May 2015 and vests, if at all, on April 30, 2018. The maximum number of shares which may be issued pursuant to the PSA is limited to 94,043 shares. The Compensation Committee has determined that in the event the PSA is earned at a level in excess of 94,043 shares, the dollar value of the PSA earned in excess of 94,043 shares will be paid in cash, subject to the terms of the 2010 Stock Plan.

(3)
Mr. Mumma received a restricted stock grant of 155,957 shares on February 18, 2015 as part of his 2014 compensation package. Of this amount, 51,985 shares were unvested as of December 31, 2017 (although such unvested shares subsequently vested on February 18, 2018). Mr. Mumma received a restricted stock grant of 25,240 shares on February 25, 2016 as part of his 2015 compensation package. Of this amount, 16,826 shares were unvested as of December 31, 2017 (with 8,413 shares having vested on February 25, 2018, while an additional 8,413 shares will vest on February 25, 2019, provided the NEO remains employed with the Company as of such date). Mr. Mumma received a restricted stock grant of 100,000 shares on May 16, 2016. Of this amount, 66,666 shares were unvested and outstanding as of December 31, 2017 (33,333 shares of which will vest on May 16, 2018 and an additional 33,333 shares will vest on May 16, 2019, provided the NEO remains employed with the Company as of such date). Mr. Mumma received a restricted stock grant totaling 144,495 shares on February 8, 2017 as part of his 2016 compensation package, all of which were unvested and outstanding as of December 31, 2017 (with 48,165 shares having vested on February 8, 2018, while an additional 48,165 shares will vest on each of February 8, 2019 and February 8, 2020, provided the NEO remains employed with the Company as of such dates). The shares issued as part of the February 2018 grant are not included in the table above because they were not outstanding at December 31, 2017. Vesting of all of these shares may be accelerated in the event of the NEO’s death, disability, termination without cause or resignation for good reason. See “—Other Compensation Arrangements—Restricted Stock Award Agreements” and “Other Compensation Arrangements—Employment and Other Agreements.”

(4)
Mr. Reese received a restricted stock grant of 12,546 shares on February 18, 2015 as part of his 2014 compensation package. Of this amount, 4,182 shares were unvested as of December 31, 2017 (although such unvested shares subsequently vested on February 18, 2018). Mr. Reese received a restricted stock grant of 10,254 shares on February 25, 2016 as part of his 2015 compensation package. Of this amount, 6,836 shares were unvested as of December 31, 2017 (with 3,418 shares having vested on February 25, 2018, while an additional 3,418 shares will vest on February 25, 2019, provided the NEO remains employed with the Company as of such date). Mr. Reese received a restricted stock grant of 17,727 on February 8, 2017 as part of his 2016 compensation, all of which were unvested and outstanding on December 31, 2017 (with 5,909 shares having vested on February 8, 2018, while an additional 5,909 shares will vest on each of February 8, 2019 and February 8, 2020, provided the NEO remains employed with the Company as of such dates). The shares issued as part of the February 2018 grant are not included in the table above because they were not outstanding at December 31, 2017. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

(5)
Ms. Nario received a restricted stock grant of 7,605 shares on February 18, 2015 as part of her 2014 compensation package. Of this amount, 2,535 shares were unvested as of December 31, 2017 (although such unvested shares subsequently vested on February 18, 2018). Ms. Nario received a restricted stock grant of 9,296 shares on February 25, 2016 as part of her 2015 compensation package. Of this amount, 6,197 shares were unvested as of December 31, 2017 (with 3,099 shares having vested on February 25, 2018, while an additional 3,098 shares will vest on February 25, 2019, provided the NEO remains employed with the Company as of such date). Ms. Nario received a restricted stock grant of 12,185 shares on February 8, 2017, all of which were unvested and outstanding as of December 31, 2017 (with 4,062 shares having vested on February 8, 2018, while an additional 4,062 shares will vest on February 8, 2019 and an additional 4,061 shares will vest on February 8, 2020, provided the NEO remains employed with the Company as of such dates). The shares issued as part of the February 2018 grant are not included in the table above because they were not outstanding at December 31, 2017. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

Stock Vested

The following table presents information concerning the vesting of restricted stock for the NEOs during the fiscal year ended December 31, 2017.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	124,260	$800,442
Kevin M. Donlon (2)	78,842	$504,589
Nathan R. Reese	9,380	$61,134
Kristine R. Nario	7,040	$45,850

(1)	Value is determined by multiplying the number of shares by the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested.

(2)
Mr. Donlon resigned from his position with the Company on September 18, 2017. In connection with Mr. Donlon's resignation, we entered into the Separation Agreement, pursuant to which all of the 78,842 unvested and outstanding shares of restricted stock held by Mr. Donlon became fully vested on such date.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. As such, we annually monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2017, the annual total compensation of Mr. Mumma, our Chief Executive Officer, of $2,403,971, as shown in the Summary Compensation Table (the “CEO Compensation”), was approximately 10.24 times the annual total compensation of our median employee calculated in the same manner of $234,836.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO Compensation, we took the following steps:

•
We determined that, as of December 31, 2017, our employee population, excluding our Chief Executive Officer, consisted of 18 individuals. This population consisted of our full-time employees, as we did not have part-time, temporary or seasonal employees as of December 31, 2017. If any permanent employee was employed for less than the full fiscal year, we annualized such employee's total compensation.

•
We used a consistently applied compensation measure to identify our median employee of comparing the annual base salary, incentive award (including restricted shares earned as part of an incentive award), bonus and any dividends paid on restricted shares for the year ended December 31, 2017.

•
We identified our median employee by consistently applying this compensation measure to all of our employees, excluding our Chief Executive Officer. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee. If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long term incentive stock awards in 2017, we used the next lower employee who was comparable as the median employee.

•
After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $234,836.

•
With respect to the annual total compensation of our Chief Executive Officer, we used the amount calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and reported in the “Total” column of the Summary Compensation Table included in this proxy statement and incorporated by reference in Item 11 of Part III of our 2017 Annual Report.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or, in the case of our NEOs other than Mr. Mumma, in the event of a change in control. Under the restricted stock award agreements, if the NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. If we experience a change in control, the restricted shares issued under the agreement to our NEOs other than Mr. Mumma will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control. Pursuant to Mr. Mumma's employment agreement with us, unvested restricted shares held by Mr. Mumma will not accelerate or vest solely due to a change in control. Restricted stock award agreements entered into by us with the NEOs provides for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions. The holders of these restricted shares of common stock issued by us are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares.

Performance Share Award Agreement

On May 28, 2015, the Compensation Committee approved a PSA to Mr. Mumma, at which time we entered into a performance share award agreement with Mr. Mumma. The PSA is a performance-based equity award under which the number of underlying shares of our common stock, cash or a combination thereof that can be earned will generally range from 0% to 200% of the target number of PSA granted, with the target number of PSA granted increased to reflect the value of the reinvestment of any dividends declared on our common stock during the measurement period (as further described below). The PSA generally will be earned at the end of three years (on April 30, 2018) based on three-year total TSR, as follows:

•	if three-year TSR is less than 33%, then 0% of the target number of PSA will vest;

•	if three-year TSR is greater than or equal to 33% and the TSR is not in the bottom quartile of the identified peer group, then 100% of the target number of PSA will vest;

•	if three-year TSR is greater than or equal to 33% and the TSR is in the top quartile of the identified peer group then 200% of the target number of PSA will vest; and

•	if three-year TSR is greater than or equal to 33% and the TSR is in the bottom quartile of an identified peer group then 50% of the target number of PSA will vest.

For purposes of the PSA, the “peer group” means Arlington Asset Investment Corp., Chimera Investment Corporation, Dynex Capital, Inc., Ellington Financial LLC, Invesco Mortgage Capital Inc., MFA Financial, Inc., AG Mortgage Investment Trust, Inc., American Capital Mortgage Investment Corp., Five Oaks Investment Corp., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation. The Compensation Committee determined to use the above peer group to determine the PSA earned by Mr. Mumma because each of these companies have a comparable strategy and invest in similar types of assets as to those of the Company. In the event the common stock of any of these companies ceases to be publicly-traded before April 30, 2018, such company shall be excluded from the calculation of the peer group's TSR.

Subject to vesting, shares of our common stock, cash or a combination thereof, equivalent in value to the product of the applicable percentage (0%, 50%, 100% or 200%) times the target number of PSA, will generally be distributed or paid to Mr. Mumma not later than May 15, 2018. The value of any dividends declared during the measurement period will be reflected in the target number of PSA by increasing the target number of PSA granted by an amount corresponding to the incremental number of shares of common stock that a stockholder would have acquired during the three-year TSR measurement period had all dividends during that period been reinvested in our common stock.

If a Change in Control (as defined in the 2010 Stock Plan) occurs before April 30, 2018, the performance period will end and Mr. Mumma will earn a number of PSA, if any, based on actual performance achievement of the TSR objectives set forth above (measured from May 1, 2015 until the date of the Change in Control), pro-rated based on the truncated period.

Mr. Mumma generally will vest in the earned PSA if employment continues until April 30, 2018 or, if earlier, the date of a Change in Control. In the event Mr. Mumma’s employment ends before April 30, 2018 and before a Change in Control, for a reason other than death, disability, a termination without cause or a resignation with good reason, Mr. Mumma will forfeit all of the PSA. If Mr. Mumma’s employment ends before April 30, 2018 and before a Change in Control, on account of death or disability, the PSA will remain outstanding and Mr. Mumma (or his beneficiary) will receive the number of shares of our common stock, cash or a combination thereof issuable or payable on account of the TSR performance during the three-year measurement period or until a Change in Control, as applicable. If Mr. Mumma’s employment ends before April 30, 2018 and before a Change in Control, on account of a termination without cause or a resignation with good reason, the PSA will remain outstanding and Mr. Mumma will receive the number of shares of common stock, cash or a combination thereof issuable or payable on account of the TSR performance during the three-year measurement period or a Change in Control, as applicable, but pro-rated for the period of employment on and after May 1, 2015 (or the date of the Change in Control).

 The PSA granted to Mr. Mumma on May 28, 2015 consisted of a target number of 89,629 shares of common stock and had a grant date fair value of $372,000, which was determined in accordance with FASB Accounting Standards Codification Topic 718 at the time the grant was made and based on the closing sale price of the Company’s common stock on May 28, 2015. The terms of the PSA include, without limitation, provisions relating to a Change in Control and forfeiture and mandatory net settlement for income tax withholding purposes. The maximum number of shares which may be issued pursuant to the PSA is limited to 94,043 shares. The Compensation Committee has determined that in the event the PSA is earned at a level in excess of 94,043 shares, the dollar value of the PSA earned in excess of 94,043 shares will be paid in cash, subject to the terms of the 2010 Stock Plan.

Employment Agreement

On April 19, 2018, we entered into a Third Amended and Restated Employment Agreement with Steven R. Mumma (the “Executive”), the Company’s Chief Executive Officer (the “Employment Agreement”). The initial term of the Employment Agreement expires on December 31, 2019 and is subject to automatic annual one-year renewals thereafter. Pursuant to the Employment Agreement, in the event we fail to provide Mr. Mumma with written notice of our determination to not extend the term of his Employment Agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Employment Agreement will be automatically extended for an additional one-year period following the end of such term.

Pursuant to the Employment Agreement, Mr. Mumma is entitled to an initial base salary of $800,000, subject to future increases at the discretion of the Compensation Committee. Under the terms of the Employment Agreement, Mr. Mumma is also eligible to participate in our annual incentive plan to be established by the Compensation Committee. In the event we or Mr. Mumma, as the case may be, satisfies the performance criteria for our annual incentive plan to be established by the Compensation Committee, Mr. Mumma will be entitled to receive the incentive award amount provided for in our annual incentive plan and shall be paid no later than March 14 of the year immediately following the year for which the applicable annual incentive plan was adopted. Under the terms of the Employment Agreement, in the event the performance criteria under our annual incentive plan is not satisfied, the Compensation Committee may grant a discretionary incentive award.

In addition, under the terms of the Employment Agreement, any restricted stock granted to Mr. Mumma under the 2017 Stock Plan (or any predecessor or successor plan thereto) will be subject to forfeiture restrictions that will lapse one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. Notwithstanding the foregoing, these forfeiture restrictions will lapse upon (i) a termination by the Company without Cause (as defined below), (ii) a termination by Mr. Mumma for Good Reason (as defined below), (iii) Mr. Mumma’s death, or (iv) Mr. Mumma’s disability, and Mr. Mumma will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason. In addition, notwithstanding any equity incentive plans or award agreements to the contrary, in no event shall Mr. Mumma become vested in any shares of restricted stock granted to him solely upon the occurrence of a change in control. Any common stock issued to Mr. Mumma as restricted stock will have voting and dividend rights prior to and following vesting.

The Employment Agreement permits us to terminate Mr. Mumma’s employment with appropriate notice for or without Cause, and permits Mr. Mumma to resign for Good Reason or other than for Good Reason. If Mr. Mumma’s employment is terminated for Cause or he resigns other than for Good Reason, we will pay his full base salary through to the date of termination and reimburse him for all reasonable and customary expenses incurred by him through the date of termination in the performance of his duties. If however, we terminate Mr. Mumma without Cause (other than for death or disability) or Mr. Mumma terminates his employment for Good Reason, we have agreed to pay Mr. Mumma (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro-rata amounts to which he was entitled as of the date of termination under any compensation plan or program of the Company; (ii) liquidated damages in an amount equal to the greater of (1) $1,000,000 or (2) one and one-half (1 ½) multiplied by the sum of Mr. Mumma’s base salary in effect at the date of termination and the average annual cash incentive award earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which a termination event occurs; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in the Employment Agreement.

Under the Employment Agreement, we will have Cause to terminate Mr. Mumma’s employment upon a determination by at least a majority of the Board (excluding Mr. Mumma) that Mr. Mumma has:

•
committed fraud or misappropriated, stolen or embezzled funds or property from us or our affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on our behalf or on behalf of our affiliates;

•
been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings Mr. Mumma into disrepute or is likely to cause material harm to our business, financial condition or prospects;

•	failed to perform his material duties under the Employment Agreement, which failure continues for a period of at least 30 days after written notice to Mr. Mumma;

•	violated or breached any material law or regulation to the material detriment of the Company or our affiliates; or

•	breached any of his duties or obligations under the Employment Agreement that causes or is reasonably likely to cause material harm to the Company.

Pursuant to the Employment Agreement, Good Reason means (i) a failure by us or our successors or assigns to comply with any material provision of the Employment Agreement which is not cured within 30 days after written notice of such non-compliance; (ii) the assignment to Mr. Mumma of any material duties inconsistent with his position with the Company or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (iii) without Mr. Mumma’s consent, a material reduction in employee benefits other than a reduction generally applicable to our other similarly situated executives; (iv) without Mr. Mumma’s consent, relocation of our principal places of business; (v) any failure by us to pay Mr. Mumma's base salary or any cash incentive award to which he is entitled under an annual incentive plan, which failure has not been cured within the applicable cure period, or any failure of the Compensation Committee to approve an annual incentive plan for any fiscal year; or (vi) delivery to Mr. Mumma from us of a notice of non-renewal in accordance with the notice requirement described above; provided, however, that Mr. Mumma shall only have the right to resign for Good Reason in the case of clause (vi) above if he provides us with notice of termination prior to the expiration date of the initial or any applicable renewal term.

The Employment Agreement also provides that if any amount payable to, or other benefit receivable by Mr. Mumma pursuant to his Employment Agreement or under other agreements or plans is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the 2017 Stock Plan. In addition, the Employment Agreement contains certain covenants against competition, with Mr. Mumma not to engage or participate in a “Competing Business” (as defined in the Employment Agreement) for a period of one year following his date of termination, except that the non-compete period shall be for 180 days following the date of termination in the event of Mr. Mumma’s termination for Cause.

As of the date of this proxy statement, Mr. Reese and Ms. Nario were not party to an employment, severance or change in control agreement with us.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2017, that would have been triggered under the 2017 Stock Plan (or any predecessor or successor plan thereto), the restricted stock award agreements for Mr. Mumma and Mr. Mumma’s Employment Agreement (assuming that such Employment Agreement was in effect on December 31, 2017), (ii) Mr. Reese in the event of termination due to death or disability or in connection with a change in control under the 2017 Stock Plan (or any predecessor or successor plan thereto) and the restricted stock award agreements for Mr. Reese and (iii) Ms. Nario in the event of termination due to death or disability or in connection with a change in control under the 2017 Stock Plan (or any predecessor or successor plan thereto) and the restricted stock award agreement for Ms. Nario. Because neither Mr. Reese nor Ms. Nario is a party to an employment or severance agreement with us, neither of these NEOs were eligible to receive any payments upon the occurrence of a termination without Cause or for resignation for Good Reason and as such, we have not included these NEOs in such table below. The PSA granted to Mr. Mumma in May 2015 is not included in the calculations in the tables below because the pro-rated TSR objectives, pro-rated based on the period from May 2, 2015 to December 31, 2017, were not achieved and therefore, would not vest under the conditions described in the tables below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Benefits(4)	Total
Steven R. Mumma	$—	$—	$2,145,411	(2)	$—	$—	$2,665,746	(3)	$33,453	$4,844,610

(1)	See “—Other Compensation Arrangements—Employment Agreement” above for definitions of Cause and Good Reason.

(2)
Represents the value, based on the closing sale price of our common stock on December 29, 2017, of the sum of (i) 279,972 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2017 pursuant to such event and (ii) 67,745 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 67,745 shares is based on $417,984 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

(3)	Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive award earned by Mr. Mumma during 2017 and 2016.

(4)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$800,000	$—	$2,145,411	$—	$—	$—	$33,453	$2,978,864
Nathan R. Reese	$—	$—	$262,277	$—	$—	$—	$—	$262,277
Kristine R. Nario	$—	$—	$202,035	$—	$—	$—	$—	$202,035

(1)
Assumes that Mr. Mumma is paid his base salary then in effect. Pursuant to the Employment Agreement, the Company is obligated to maintain a long-term disability plan that provides for payment of not less than $240,000.

(2)	Represents the value, based on the closing sale price of our common stock on December 29, 2017, of:

•
in the case of Mr. Mumma, the sum of (i) 279,972 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2017 pursuant to such event and (ii) 67,745 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 67,745 shares is based on $417,984 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

•
in the case of Mr. Reese, the sum of (i) 28,745 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 13,763 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 13,763 shares is based on $84,920 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

•
in the case of Ms. Nario, the sum of (i) 20,917 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 11,828 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 11,828 shares is based on $72,977 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

(3)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$800,000	$—	$2,145,411	$—	$939,328	$—	$33,453	$3,918,192
Nathan R. Reese	$—	$—	$262,277	$—	$254,759	$—	$—	$517,036
Kristine R. Nario	$—	$—	$202,035	$—	$218,930	$—	$—	$420,965

(1)	Represents the value, based on the closing sale price of our common stock on December 29, 2017, of:

•
in the case of Mr. Mumma, the sum of (i) 279,972 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2017 pursuant to such event and (ii) 67,745 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 67,745 shares is based on $417,984 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

•
in the case of Mr. Reese, the sum of (i) 28,745 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 13,763 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 13,763 shares is based on $84,920 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

•
in the case of Ms. Nario, the sum of (i) 20,917 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 11,828 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 11,828 shares is based on $72,977 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

(2)
Represents annual cash incentive compensation earned for performance by each of Mr. Mumma, Mr. Reese and Ms. Nario in 2017 under the 2017 Annual Incentive Plan. Pursuant to the 2017 Annual Incentive Plan, the NEO must be actively employed on the date the cash incentive compensation is paid. However, the Compensation Committee has the discretion to award non-equity incentive compensation in the event that the NEO is terminated due to death in light of the Company’s and the participant’s performance in 2017.

(3)	Represents the value of the health care benefits that are payable by us on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$—	$—	$—	$—	$—	$—	$—	$—
Nathan R. Reese	$—	$—	$262,277	$—	$—	$—	$—	$262,277
Kristine R. Nario	$—	$—	$202,035	$—	$—	$—	$—	$202,035

(1)
For Mr. Mumma, pursuant to the Employment Agreement, Mr. Mumma's unvested outstanding restricted stock will not vest solely upon a change in control. Under Mr. Mumma's prior employment agreement with us, which was effective on December 31, 2017, the amount set forth opposite Mr. Mumma's name under this column would have been $2,145,411. For Mr. Reese and Ms. Nario, represents the value, based on the closing sale price of our common stock on December 29, 2017, of:

•
in the case of Mr. Reese, the sum of (i) 28,745 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 13,763 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 13,763 shares is based on $84,920 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

•
in the case of Ms. Nario, the sum of (i) 20,917 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2017 pursuant to such event and (ii) 11,828 shares of restricted stock earned under the 2017 Annual Incentive Plan but not yet issued as of December 31, 2017. The 11,828 shares is based on $72,977 of aggregate value in common stock payable under the 2017 Annual Incentive Plan divided by the closing sale price of $6.17 for our common stock on December 29, 2017.

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of David R. Bock, Michael B. Clement, Alan L. Hainey and Steven G. Norcutt served as a member of the Compensation Committee during 2017. No member of the Compensation Committee was an employee of the Company during the 2017 fiscal year or an officer of the Company during any prior period. During 2017, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Michael B. Clement (Chairman), David R. Bock, Alan L. Hainey and Steven G. Norcutt, each of which is independent under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with our independent criteria discussed under the caption “Information on Our Board of Directors and its Committees—Independence of Our Board of Directors.” The Audit Committee operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2018 fiscal year.

Audit Committee

Michael B. Clement (Chairman)
David R. Bock
Alan L. Hainey
Steven G. Norcutt

April 20, 2018

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us for the years ended December 31, 2017 and December 31, 2016 by Grant Thornton LLP were as follows:

Fee Type	2017	2016
Audit Fees(1)	$1,339,241	$1,163,650
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,339,241	$1,163,650

(1)
Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also represent the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of securities and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933, as amended.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required for payment of fees that exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2017 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2017, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2017 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about April 20, 2018. A copy of the 2017 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our common stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 216-2360. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Managing Director and Secretary
April 20, 2018
New York, New York

NEW YORK MORTGAGE TRUST, INC.
ATTN: NATHAN REESE
275 MADISON AVENUE
NEW YORK, NEW YORK 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 David R. Bock
02 Michael B. Clement
03 Alan L. Hainey
04 Steven R. Mumma
05 Steven G. Norcutt
06 Lisa A. Pendergast

The Board of Directors recommends you vote FOR proposals 2. and 3.:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000376936_1 R1.0.1.17

If you wish to obtain directions to the Annual Meeting,
please contact our Investor Relations at (646) 216-2360

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K and other proxy materials is available at www.proxyvote.com

NEW YORK MORTGAGE TRUST, INC.
Annual Meeting of Stockholders
June 4, 2018 1:00 PM, Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Steven R. Mumma, Kristine R. Nario and Nathan R. Reese and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 01:00 PM, local time, on June 4, 2018 at Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, NY 10103, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL No. 1, "FOR" PROPOSAL No. 2 AND "FOR" PROPOSAL No. 3, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side

0000376936_2 R1.0.1.17